As filed with the Securities and Exchange Commission on June 24, 2004

Registration Statement No. 333-115559

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

PRE-EFFECTIVE AMENDMENT NO. 2
TO
FORM S-1
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

ALLIED HEALTHCARE INTERNATIONAL INC.

(Exact Name of Registrant as Specified in Its Charter)

New York	8082	13-3098275
(State or Other Jurisdiction of Incorporation)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

Allied Healthcare International Inc.
555 Madison Avenue
New York, New York 10022
(212) 750-0064

(Address, including zip code, and telephone number,
including area code, of Registrant's principal executive offices)

Mr. Charles F. Murphy
Chief Financial Officer
Allied Healthcare International Inc.
555 Madison Avenue
New York, New York 10022
(212) 750-0064

(Name, address, including zip code, and telephone number,
including area code, of agent for service)

Copies to:

Leslie J. Levinson, Esq. Brown Raysman Millstein Felder & Steiner LLP 900 Third Avenue New York, New York 10022 (212) 895-2000	Edward S. Best, Esq. Mayer, Brown, Rowe & Maw, LLP 190 South LaSalle Street Chicago, Illinois 60603 (312) 782-0600

Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this Registration Statement.

If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box.

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earliest effective registration statement for the same offering.

If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.

If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.

If delivery of the prospectus is expected to be made pursuant to Rule 434, check the following box.

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until this Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

EXPLANATORY NOTE

Allied Healthcare International Inc. has prepared this Pre-Effective Amendment No. 2 to its Registration Statement on Form S-1 (File No. 333-115559) in order to file one exhibit to the Registration Statement. Amendment No. 2 does not modify any provisions of the Prospectus constituting Part I of the Registration Statement or Items 13, 14, 15 or 17 of Part II of the Registration Statement. Accordingly, such Prospectus has not been included herein.

PART II

Item 13.    Other Expenses of Issuance and Distribution

Expenses payable in connection with the issuance and distribution of the securities being registered, other than underwriting discounts and expenses, are as follows:

	Amount
SEC registration fee	$14,571
NASD filing fee	12,000
Printing and engraving fees and expenses	100.000	*
Legal fees and expenses	200,000	*
Accounting fees and expenses	265,000	*
Transfer agent and registrar fees	5,000	*
Miscellaneous	103,429	*
Total	$700,000*

*	Estimated.

Our company will pay all such expenses.

Item 14.    Indemnification of Directors and Officers

Article 7 of the Business Corporation Law of the State of New York, in general, allows corporations to indemnify their officers and directors against any judgment, fine, settlement and reasonable expenses incurred in any non-derivative civil or criminal action, or against any settlement and reasonable expenses in any derivative civil action, if the officer or director acted in good faith and for a purpose he reasonably believed to be in, or not opposed to, the best interests of the corporation. In the case of a criminal action, the officer or director must have had no reasonable cause to believe that his conduct was unlawful. Partial indemnification is allowed in cases where the officer or director was partially successful in defeating the claim. Such Article establishes procedures for determining whether the standard of conduct has been met in the particular case, for timely notification to shareholders, for prepayment of expenses and for payment pursuant to a court order or as authorized by disinterested directors or the shareholders. Article 7 also provides that it is not exclusive of any other rights to which an officer or director may be entitled under the certificate of incorporation or the bylaws or a corporation or pursuant to an agreement, resolution of shareholders or resolution of directors that are authorized by the certificate of incorporation or the bylaws of a corporation; provided that no indemnification may be made if a judgment or other final adjudication adverse to the officer or director establishes that his acts were committed in bad faith or were the result of active and deliberate dishonesty and were material to the cause of action so adjudicated, or that he personally gained in fact a financial profit or other advantage to which he was not legally entitled.

As permitted under the Business Corporation Law of the State of New York, the Certificate of Incorporation of our company provides that our directors will not be personally liable to our company or our shareholders for monetary damages for breach of a fiduciary duty owed to our company or our shareholders. By its terms and in accordance with the law of the State of New York, however, this provision does not eliminate or otherwise limit the liability of the directors of our company for any breach of duty based upon (i) an act or omission (A) resulting from acts committed in bad faith or involving intentional misconduct or involving a knowing violation of law, or (B) from which the director personally derived a financial benefit to which he was not legally entitled, or (ii) an improper declaration of dividends or purchase of our securities or other violation of section 719 of the Business Corporation Law of the State of New York.

Article 8 of our Certificate of Incorporation and Article 8 of our Bylaws provide that we will indemnify our directors and officers to the fullest extent permitted by New York law. We also have entered into indemnification agreements with each of our directors and officers.

Item 15.    Recent Sales of Unregistered Securities.

On April 22, 2002, we issued 684,258 shares of our common stock to Timothy M. Aitken, who was then serving as our executive chairman and chief executive officer, and 487,099 shares of common stock to Sarah L. Eames, who was then serving as our president and chief operating officer, as a bonus for, among other things, services rendered to our company through the date of issuance. The shares were issued in a transaction exempt from registration pursuant to Section 4(2) under the Securities Act of 1933, as amended, because, among other things, we issued the shares to executive officers of our company, there were no other offerees, there was no general solicitation and standard Securities Act legends were placed on the stock certificates representing the shares.

On April 22, 2002, we entered into a Stock Purchase Agreement with Hyperion TWH Fund II LLC, Triumph Partners III, L.P. (which has changed its name to Washington & Congress Capital Partners, L.P.) and Triumph III Investors, L.P. pursuant to which we agreed to issue an aggregate of 750,000 shares of our common stock to these investors at a purchase price of $4.25 per share, which represented a premium to the then current market price. Hyperion TWH Fund II LLC is an affiliate of the three other Hyperion funds that are investors in our company. At the time of issuance, Triumph Partners III, L.P. (which has changed its name to Washington & Congress Capital Partners, L.P.) and Triumph III Investors, L.P. were investors in Transworld Healthcare (UK) Limited, a subsidiary of our company now known as Allied Healthcare Holdings Limited. We issued the 750,000 shares on April 30, 2002 and received proceeds of an aggregate of $3.2 million. The shares were issued in a transaction exempt from registration pursuant to Section 4(2) under the Securities Act of 1933, as amended, because, among other things, we sold the shares to sophisticated investors who had (or whose affiliates had) a pre-existing relationship with our company, there was no general solicitation and standard Securities Act legends were placed on the stock certificates representing the shares.

On November 28, 2002, we issued an aggregate of 669,738 shares of our common stock in connection with the acquisition of Medic-One Group Limited, a supplier of temporary staffing to National Health Service hospitals and private hospitals in the United Kingdom. The shares were issued in a transaction exempt from registration pursuant to Regulation S promulgated by the Securities and Exchange Commission and/or Section 4(2) under the Securities Act of 1933, as amended, because, among other things, the shares were issued to two individuals in an acquisition transaction, each such individual represented that he or she was not a resident or citizen of the United States and that he or she was not purchasing or acquiring the shares for the account or benefit of any U.S. Person (as defined in Regulation S), there was no general solicitation and restrictive legends were placed on the stock certificates representing the shares. Pursuant to the provisions of the acquisition agreement, we may be required to issue additional shares of our common stock as earn-out consideration. Any such shares are expected to be exempt from registration pursuant to Regulation S and/or Section 4(2) under the Securities Act of 1933, as amended.

On August 13, 2003, in connection with the execution of an agreement with an unaffiliated third party pursuant to which such third party agreed to provide us with consulting services related to corporate finance and investment banking matters, we issued to such third party warrants to purchase up to an aggregate of 350,000 shares of our common stock. One hundred thousand (100,000) of the warrants are exercisable at $4.75 per share, 175,000 of the warrants are exercisable at $5.50 per share and 75,000 of the warrants are exercisable at a price of $6.00 per share. The warrants expire on August 13, 2007. The warrants were issued in a transaction exempt from registration under the Securities Act of 1933 pursuant to Section 4(2) of such Act because, among other things, the warrants were issued to one institution, there was no general solicitation, restrictive legends were placed on the warrants and the warrants provide that restrictive legends will be placed on the shares issuable upon the exercise thereof.

Item 16.    Exhibits and Financial Statement Schedules.

(a)	Exhibits.

Exhibit Number	Description
1.1**	Form of Underwriting Agreement.
3.1	Restated Certificate of Incorporation of our company filed with the New York Secretary of State on December 12, 1990, as amended on August 7, 1992 (incorporated herein by reference to Exhibit 3.1 of our Quarterly Report on Form 10-Q for the quarter ended April 30, 1997).
3.2	Certificate of Amendment to the Restated Certificate of Incorporation of our company filed with the New York Secretary of State on June 28, 1995 (incorporated herein by reference to Exhibit 3.2 of our Quarterly Report on Form 10-Q for the quarter ended April 30, 1997).
3.3	Certificate of Amendment to the Restated Certificate of Incorporation of our company filed with the New York Secretary of State on October 9, 1996 (incorporated herein by reference to Exhibit 3.3 of our Quarterly Report on Form 10-Q for the quarter ended April 30, 1997).
3.4	Certificate of Amendment to the Restated Certificate of Incorporation of our company filed with the New York Secretary of State on May 6, 1997 (incorporated herein by reference to Exhibit 3.4 of our Quarterly Report on Form 10-Q for the quarter ended April 30, 1997).
3.5	Certificate of Amendment of the Certificate of Incorporation of our company filed with the New York Secretary of State on April 16, 1998 (incorporated herein by reference to Exhibit 3.5 of our Registration Statement on Form S-4 (Reg. St. No. 333-87304) filed with the Securities and Exchange Commission on May 1, 2002).
3.6	Certificate of Amendment to the Certificate of Incorporation of our company filed with the New York Secretary of State on June 7, 2002 (incorporated herein by reference to Exhibit 3.1 of our Current Report on Form 8-K filed with the Securities and Exchange Commission on June 10, 2002).
3.7	Restated Bylaws of our company, as amended (incorporated herein by reference to Exhibit 3.4 of our Annual Report on Form 10-K for the fiscal year ended October 31, 1996).
3.8	Amendment to the Bylaws of our company effective June 7, 2002 (incorporated herein by reference to Exhibit 3.2 of our Current Report on Form 8-K filed with the Securities and Exchange Commission on June 10, 2002).
3.9	Certificate of Amendment to the Certificate of Incorporation of our company which defines the rights of the Series A Convertible Preferred Stock, filed with the New York Secretary of State on June 26, 2002 (incorporated herein by reference to Exhibit 4.1 of our Current Report on Form 8-K filed with the Securities and Exchange Commission on August 9, 2002).
3.10	Certificate of Amendment to the provisions of the Certificate of Incorporation of our company that defines the rights of the Series A Convertible Preferred Stock, filed with the New York Secretary of State on February 12, 2003 (incorporated herein by reference to Exhibit 3.8 of our Quarterly Report on Form 10-Q for the quarter ended March 31, 2003).
4.1	Specimen Certificate of Common Stock (incorporated herein by reference to Exhibit 4.1 of our Current Report on Form 8-K filed with the Securities and Exchange Commission on June 10, 2002).

Exhibit Number	Description
4.2	Specimen Certificate of Series A Convertible Preferred Stock (incorporated herein by reference to Exhibit 4.2 of Amendment No. 1 to our Registration Statement on Form S-4 (Reg. St. No. 333-87304) filed with the Securities and Exchange Commission on May 21, 2002).
5.1*	Opinion of Brown Raysman Millstein Felder & Steiner LLP.
10.1	Transworld Home HealthCare, Inc. 1992 Stock Option Plan, as amended (incorporated herein by reference to Exhibit 10.3 of our Quarterly Report on Form 10-Q for the quarter ended June 30, 1998).
10.2	Form of Indemnification Agreement with our company (incorporated herein by reference to Exhibit 10.31 of our Annual Report on Form 10-K for the fiscal year ended October 31, 1994).
10.3	Transworld Home HealthCare, Inc. 1997 Option Plan for Non-Employee Directors (incorporated herein by reference to Exhibit A of our Proxy Statement for our Annual Meeting held on May 28, 1997).
10.4	Voting Trust Agreement dated December 17, 1999 by and among Transworld Holdings (UK) Limited (now known as Allied Healthcare Group Limited ), Transworld Healthcare (UK) Limited (now known as Allied Healthcare Holdings Limited, our company, Triumph Partners III, L.P. and Richard Green, as trustee (incorporated herein by reference to Exhibit 10.65 of our Annual Report on Form 10-K for the fiscal year ended September 30, 1999).
10.5	Securities Purchase Agreement , dated December 17, 1999, among Allied Healthcare Group Limited, Transworld Healthcare (UK) Limited and the Purchasers identified therein (incorporated herein by reference to Exhibit 10.66 of our Annual Report on Form 10-K for the fiscal year ended September 30, 1999).
10.6	Senior Credit Agreement, dated as of December 17, 1999, among Allied Healthcare Group Limited, Transworld Healthcare (UK) Limited, Paribas as Arranger, Paribas and Barclays Bank PLC as Underwriters, Barclays Bank PLC as Agent and Security Agent and Others (incorporated herein by reference to Exhibit 10.67 of our Annual Report on Form 10-K for the fiscal year ended September 30, 1999).
10.7	Mezzanine Credit Agreement, dated as of December 17, 1999, among Allied Healthcare Group Limited, Transworld Healthcare (UK) Limited, Paribas as Arranger, Underwriter and Agent, Barclays Bank PLC as Security Agent and Others (incorporated herein by reference to Exhibit 10.68 of our Annual Report on Form 10-K for the fiscal year ended September 30, 1999).
10.8	Warrant Instrument to subscribe for Shares in Transworld Healthcare (UK) Limited in favor of the mezzanine lenders, dated as of December 17, 1999 (incorporated herein by reference to Exhibit 10.69 of our Annual Report on Form 10-K for the fiscal year ended September 30, 1999).
10.9	Share Sale and Purchase Agreement of Nightingale Nursing Bureau Limited, dated as of April 6, 2000, between Transworld Healthcare (UK) Limited, W.A. Thompson, D.T. Thompson and others (incorporated herein by reference to Exhibit 99.1 of our Current Report on Form 8-K dated April 20, 2000).
10.10	Asset Purchase Agreement, dated as of September 18, 2000, between MK Diabetic Support Services, Inc., Respiflow, Inc. and Transworld Ostomy, Inc. and Express-Med, Inc. (incorporated herein by reference to Exhibit 10.1 of our Current Report on Form 8-K filed October 11, 2000).

Exhibit Number	Description
10.11	Sale and Purchase Agreement of entire share capital of Amcare Limited with its subsidiary Novacare UK Limited dated November 22, 2000 between Omnicare Limited and Bristol-Myers Squibb Holdings Limited (incorporated herein by reference to Exhibit 10.73 of our Annual Report on Form 10-K for the fiscal year ended September 30, 2000).
10.12	Agreement for Sale and Purchase of Staffing Enterprise Limited and Staffing Enterprise (PSV) Limited between Allied Healthcare Group Limited and David Christopher Pain and Deborah Kay Pain dated September 27, 2001 (incorporated herein by reference to Exhibit 10.2 of our Current Report on Form 8-K filed October 12, 2001).
10.13	Second Amendment Agreement, dated September 27, 2001, relating to the Mezzanine Credit Agreement dated December 17, 1999 among Allied Healthcare Group Limited, Transworld Healthcare (UK) Limited, BNP Paribas as Arranger, Underwriter and Agent, Barclays Bank PLC as Agent and Security Agent and Others (incorporated herein by reference to Exhibit 10.3 of our Current Report on Form 8-K filed October 12, 2001).
10.14	Second Amendment Agreement, dated September 27, 2001, relating to the Senior Credit Agreement dated December 17, 1999 among Allied Healthcare Group Limited, Transworld Healthcare (UK) Limited, BNP Paribas as Arranger, Underwriter and Agent, Barclays Bank PLC as Agent and Security Agent and Others (incorporated herein by reference to Exhibit 10.4 of our Current Report on Form 8-K filed October 12, 2001).
10.15	Employment Agreement, dated September 24, 2001, between our company and Timothy M. Aitken (incorporated herein by reference to Exhibit 10.16 of our Annual Report on Form 10-K for the fiscal year ended September 30, 2001).
10.16	Employment Agreement, dated September 24, 2001, between our company and Sarah Eames (incorporated herein by reference to Exhibit 10.17 of our Annual Report on Form 10-K for the fiscal year ended September 30, 2001).
10.17	Master Reorganization Agreement, dated as of April 24, 2002, among our company, Allied Healthcare Group Limited, Transworld Healthcare (UK) Limited and the Investors named therein (incorporated herein by reference to Annex A-1 to the proxy statement/prospectus forming a part of our Registration Statement on Form S-4 (Reg. St. No. 333-87304) filed with the Securities and Exchange Commission on May 1, 2002).
10.17A	First Amendment to Master Reorganization Agreement, dated as of May 16, 2002, by and among our company, Allied Healthcare Group Limited, Transworld Healthcare (UK) Limited and the Investors named therein (incorporated herein by reference to Exhibit 10.17A of Amendment No. 1 to our Registration Statement on Form S-4 (Reg. St. No. 333-87304) filed with the Securities and Exchange Commission on May 21, 2002).
10.17B	Second Amendment to Master Reorganization Agreement, dated as of June 26, 2002, by and among our company, Allied Healthcare Group Limited, Transworld Healthcare (UK) Limited and the Investors named therein (incorporated herein by reference to Exhibit 10.3 of our Current Report on Form 8-K filed with the Securities and Exchange Commission on August 9, 2002).
10.18	Amendment No. 1, dated as of July 25, 2002, among Allied Healthcare Group Limited, Transworld Healthcare (UK) Limited and the Purchasers identified therein to the Securities Purchase Agreement dated December 17, 1999 (incorporated herein by reference to Exhibit 10.4 of our Current Report on Form 8-K filed with the Securities and Exchange Commission on August 9, 2002).

Exhibit Number	Description
10.19	Registration Rights Agreement, dated as of July 25, 2002, among our company and the persons named therein (incorporated herein by reference to Exhibit 10.5 of our Current Report on Form 8-K filed with the Securities and Exchange Commission on August 9, 2002).
10.20	Amendment No. 1, dated as of July 25, 2002, among Transworld Healthcare (UK) Limited, Allied Healthcare Group Limited, Richard Green, Triumph Partners III, L.P. and our company to the Voting Trust Agreement dated December 17, 1999 (incorporated herein by reference to Exhibit 10.6 of our Current Report on Form 8-K filed with the Securities and Exchange Commission on August 9, 2002).
10.21A	Tax Bonus, Tax Loan and Tax Indemnification Agreement, dated as of April 22, 2002, by and among Transworld Healthcare (UK) Limited, our company and Timothy M. Aitken (incorporated herein by reference to Exhibit 10.21 of our Registration Statement on Form S-4 (Reg. St. No. 333-87304) filed with the Securities and Exchange Commission on May 1, 2002).
10.21B	Tax Bonus, Tax Loan and Tax Indemnification Agreement, dated as of April 22, 2002, by and among Transworld Healthcare (UK) Limited, our company and Sarah L. Eames (incorporated herein by reference to Exhibit 10.22 of our Registration Statement on Form S-4 (Reg. St. No. 333-87304) filed with the Securities and Exchange Commission on May 1, 2002).
10.22A	Promissory Note, dated April 30, 2002, executed by Timothy M. Aitken in favor of our company (incorporated herein by reference to Exhibit 10.7A of our Quarterly Report on Form 10-Q for the quarterly period ended June 10, 2002).
10.22B	Promissory Note, dated April 30, 2002, executed by Sarah L. Eames in favor of our company (incorporated herein by reference to Exhibit 10.7B of our Quarterly Report on Form 10-Q for the quarterly period ended June 10, 2002).
10.23A	Pledge and Security Agreement, dated as of April 30, 2002, between Timothy M. Aitken and our company (incorporated herein by reference to Exhibit 10.8A of our Quarterly Report on Form 10-Q for the quarterly period ended June 10, 2002).
10.23B	Pledge and Security Agreement, dated as of April 30, 2002, between Sarah L. Eames and our company (incorporated herein by reference to Exhibit 10.8B of our Quarterly Report on Form 10-Q for the quarterly period ended June 10, 2002).
10.24	Registration Rights Agreement, dated April 30, 2002, among our company, Timothy M. Aitken and Sarah L. Eames (incorporated herein by reference to Exhibit 10.25 of our Registration Statement on Form S-4 (Reg. St. No. 333-87304) filed with the Securities and Exchange Commission on May 1, 2002).
10.25A	Irrevocable Undertaking, dated April 22, 2002, of Timothy M. Aitken relating to the redeemable shares of Transworld Healthcare (UK) Limited (incorporated herein by reference to Exhibit 10.26 of our Registration Statement on Form S-4 (Reg. St. No. 333-87304) filed with the Securities and Exchange Commission on May 1, 2002).
10.25B	Irrevocable Undertaking, dated April 22, 2002, of Sarah L. Eames relating to the redeemable shares of (incorporated herein by reference to Exhibit 10.27 of our Registration Statement on Form S-4 (Reg. St. No. 333-87304) filed with the Securities and Exchange Commission on May 1, 2002).
10.26	Stock Purchase Agreement, dated as of April 22, 2002, among our company, Hyperion TWH Fund II LLC, Triumph Partners III, L.P. and Triumph III Investors, L.P. (incorporated herein by reference to Exhibit 10.28 of our Registration Statement on Form S-4 (Reg. St. No. 333-87304) filed with the Securities and Exchange Commission on May 1, 2002).

Exhibit Number	Description
10.27	Registration Rights Agreement, dated April 30, 2002, among our company, Triumph Partners III, L.P. and Triumph III Investors, L.P. (incorporated herein by reference to Exhibit 10.29 of our Registration Statement on Form S-4 (Reg. St. No. 333-87304) filed with the Securities and Exchange Commission on May 1, 2002).
10.28	2002 Stock Option Plan (incorporated herein by reference to Annex D to the proxy statement/prospectus forming a part of Amendment No. 1 to our Registration Statement on Form S-4 (Reg. St. No. 333-87304) filed with the Securities and Exchange Commission on May 21, 2002).
10.29	Stock Purchase Agreement, dated as of April 16, 2003, by and between Promptcare Acquisition Corporation and our company (incorporated herein by reference to Exhibit 10.1 of our Current Report on Form 8-K filed with the Securities and Exchange Commission on April 17, 2003).
10.30**	Letter, dated October 1, 2003, from Barclays Bank PLC to Allied Healthcare Group Limited amending the Senior Credit Agreement dated December 17, 1999.
10.31**	Letter, dated October 1, 2003, from BNP Paribas to Allied Healthcare Group Limited amending the Mezzanine Credit Agreement dated December 17, 1999.
10.32**	Letter, dated February 4, 2004, from Barclays Bank PLC to Allied Healthcare Group Limited amending the Senior Credit Agreement dated December 17, 1999.
10.33**	Letter, dated February 4, 2004, from BNP Paribas to Allied Healthcare Group Limited amending the Mezzanine Credit Agreement dated December 17, 1999.
10.34**	Letter, dated March 8, 2004, from Barclays Bank PLC to Allied Healthcare Group Limited amending the Senior Credit Agreement dated December 17, 1999.
10.35**	Letter, dated March 8, 2004, from BNP Paribas to Allied Healthcare Group Limited amending the Mezzanine Credit Agreement dated December 17, 1999.
10.36A**	Letter agreement, dated December 2, 2003, between Timothy M. Aitken and our company relating to loan repayment.
10.36B**	Letter agreement, dated December 2, 2003, between Sarah L. Eames and our company relating to loan repayment.
10.37**	Employment Agreement, dated March 29, 2000, between Allied Medicare Limited and Charles Murphy.
10.38**	Form of Conversion Agreement between our company and the holders of the shares of our Series A Convertible Preferred Stock.
10.39	Agreement, dated February 17, 2004, among Allied Healthcare (UK) Limited and Atos KPMG Consulting Limited (incorporated herein by reference to Exhibit 10.1 of our Quarterly Report on Form 10-Q for the quarter ended March 31, 2004).
11.1	Statement re: computation of earnings per share (computation can be determined clearly from the material contained in this Annual Report on Form 10-K).
14.1	Allied Healthcare International Inc. Code of Conduct (incorporated herein by reference to Exhibit 14 to our Annual Report on Form 10-K for the fiscal year ended September 30, 2003).
16.1	Letter, dated April 14, 2003, from Ernst & Young LLP to the Securities and Exchange Commission (incorporated herein by reference to Exhibit 16.1 of our Current Report on Form 8-K filed with the Securities and Exchange Commission on April 15, 2003).
21.1	Subsidiaries of our company (incorporated herein by reference to Exhibit 21 to our Annual Report on Form 10-K for the fiscal year ended September 30, 2003).
23.1	Consent of Brown Raysman Millstein Felder & Steiner LLP (included in Exhibit 5.1).
23.2**	Consent of Deloitte & Touche LLP, independent auditors of our company.

Exhibit Number	Description
23.3**	Consent of Ernst & Young LLP, former independent auditors of our company.
24**	Powers of Attorney (contained on the signature page of this registration statement).
(b)	Financial Statement Schedules.

Schedule I—Consolidated Financial Information (included in the financial statements in the prospectus that forms a part of this registration statement).

Schedule II—Valuation and Qualifying Accounts (included in the financial statements in the prospectus that forms a part of this registration statement).

*	Filed herewith.

**	Previously filed.

Item 17.    Undertakings

(a)    Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to any arrangement, provision or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

(b)    The undersigned Registrant hereby undertakes that:

(1)    For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or (4) or Rule 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time is was declared effective.

(2)    For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, Allied Healthcare International Inc. has duly caused this amendment to its registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, State of New York on June 24, 2004.

ALLIED HEALTHCARE INTERNATIONAL INC.
By: /s/ Charles F. Murphy

Charles F. Murphy Chief Financial Officer

Pursuant to the requirements of the Securities Act of 1933, this amendment has been signed by the following persons and in the capacities and on the dates indicated.

Signature	Title	Date
/s/ Timothy M. Aitken*	Chairman of the Board	June 24, 2004
Timothy M. Aitken
/s/ Sarah L. Eames	Chief Executive Officer,	June 24, 2004
Sarah L. Eames	President, Chief Operating Officer and Director (principal executive officer)
/s/ Charles F. Murphy	Chief Financial	June 24, 2004
Charles F. Murphy	Officer (principal financial and accounting officer)
/s/ G. Richard Green*	Director	June 24, 2004
G. Richard Green
/s/ David J. Macfarlane*	Director	June 24, 2004
David J. Macfarlane
/s/ Wayne Palladino*	Director	June 24, 2004
Wayne Palladino
/s/ Jeffrey S. Peris*	Director	June 24, 2004
Jeffrey S. Peris
/s/ Scott A. Shay*	Director	June 24, 2004
Scott A. Shay
*By: /s/ Charles F. Murphy
Charles F. Murphy, attorney-in-fact